EXHIBIT 99.1

FHLD’s Wholly-Owned Subsidiary Carbon-Zero Provides insights into its Vision on the Rapidly Growing Voluntary Carbon Credit Market

Stamford, CT, Dec. 31, 2021 (GLOBE NEWSWIRE) — Freedom Holdings, Inc. (“FHLD” or the “Company,” OTC: FHLD) wholly-owned subsidiary Carbon Zero Asset Management, Inc. (“Carbon-Zero”) intends to become the leading blockchain-driven market participant to strengthen voluntary carbon markets.

The trading of and access to high-fidelity voluntary carbon credits can help companies of all sizes and the world to meet aspiring goals for reducing greenhouse gas emissions on a large scale. As previously announced, only 12 billion tonnes of pollutants were offset, out of 55 billion tonnes meeting approximately 22% of the demand. Of that 12 billion tonnes, the voluntary carbon credits contributed a fractional offset. Increasingly, many companies have promised to help stop climate change by reducing their own greenhouse-gas emissions as much as possible. As a result, such companies adopt Environmental, Social, and Corporate Governance (ESG) standards for operations. Often companies cannot eliminate the emissions or reduce the carbon footprint as quickly as required by their publicly announced commitment. It will be imperative to use carbon credits to offset emissions in such instances. The demand for carbon credits is bolstered for companies that aim to achieve net-zero emissions, which means removing as much greenhouse gas from the air as they put into it.

McKinsey & Company has estimated exponential growth in the demand for carbon credits. According to the January 2021 Report, the carbon credit market could increase by a factor of 15 or more by 2030 and up to 100 by 2050. The overall market for carbon credits is estimated to be worth north of $50 billion in 2030. The voluntary and compliance carbon credit market is fragmented and complex, with many trading platforms and exchanges. The Company estimates over twenty-nine (29) such platforms, such as EU Emissions Trading System (EU ETS), Western Climate Initiative, and Regional Greenhouse Gas Initiative, mainly focus on the compliance side of the carbon trading market. As a result, Carbon-Zero plans on building a programmable carbon ecosystem that will allow carbon credit market participants a tokenization process to digitize carbon credits securely. The blockchain ecosystem will include the minting and burning protocols, a transparent mechanism for validating and distributing carbon credit tokens, a trading venue for such tokens, and tools to engage all stakeholders, including the carbon credit originators, offsetters, project verifiers, liquidity providers, NGOs, concerned citizens, and governments.

About Carbon-Zero

Carbon-Zero is a blockchain technology-driven company focusing on providing an Ethereum-based programmable carbon ecosystem to drive the global economy to a net-zero carbon future. Carbon-Zero aims to bring carbon credits more fidelity, transparency, accessibility, liquidity, and standardization.

About Freedom Holdings, Inc. (FHLD)

FHLD is a versatile holding company focused on acquiring and supporting cutting-edge financial services and technology companies. FHLD’s multi-discipline approach aims to build fintech platforms with the current focus on the clean energy sector, providing Environmental, Social, and Governance (ESG) driven technologies and carbon credit solutions.

Press Release Contact:

BrianKistler
Director
FreedomHoldings,Inc.
Bkistler1956@gmail.com

Safe Harbor Statement

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management, and assumptions on which such statements are based. We caution prospective investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.

Source: Freedom Holdings, Inc            © 2021 GlobeNewswire, Inc.